Exhibit 99.1

Investor Contact:
Build Acquisition Corp.
Tanner Cerand
tanner@buildgroup.com
Media Contact:
Red Fan Communications
Danielle South
Danielle@redfancommunications.com

Build Acquisition Corp. Announces Pricing of $200 Million Initial Public Offering

AUSTIN, Texas (March 16, 2021)—Build Acquisition Corp. (the “Company”) announced today the pricing of its initial public offering (“IPO”) of 20,000,000 units at a price of $10.00 per unit. The units are expected to be listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “BGSX.U” beginning on March 17, 2021. Each unit issued in the offering consists of one share of the Company’s Class A common stock and one-third of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of the Company’s Class A common stock at an exercise price of $11.50 per share, subject to certain adjustments. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on the NYSE under the symbols “BGSX” and “BGSX.WS,” respectively.

Cowen and Company LLC and Allen & Company LLC are acting as joint book-running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Cowen and Company LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, telephone at (833) 297-2926, email at PostSaleManualRequests@broadridge.com or Allen & Company LLC, 711 5th Avenue, New York, NY 10022, Attn: Prospectus Department, telephone: (212) 339-2220, or email: allenprospectus@allenco.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and became effective on March 16, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is expected to close on March 19, 2021, subject to customary closing conditions.

About Build Acquisition Corp.

Build Acquisition Corp., led by Lanham Napier, Zeynep Young and Tanner Cerand as well as board members Noam Ohana, Owen Van Natta and James C. Weaver, is a newly incorporated blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses in the software and technology-enabled services industries in North America.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, risks and changes in circumstances, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement, as amended from time to time, and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Any forward-looking statement in this press release speaks only as of the date of this press release. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by applicable securities laws.

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